EQUITABLE HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2020 RESULTS
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Achieved all financial targets and strategic initiatives given at the time of IPO
Solid results in a challenging year supported by c. $8bn1 of net inflows and AUM up 10%
Full year net loss of $648m; net loss per share of $1.56
Non-GAAP operating earnings2 of $2.3bn, or $4.99 per share
Strong balance sheet supported capital return of $1.1bn to shareholders; authorized new $1bn share repurchase program for 2021
Improved risk profile with focus on capital-light businesses; VA reinsurance transaction on track
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New York, NY, February 23, 2021 - Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the full year and fourth quarter ended December 31, 2020.
“Against the backdrop of a historic health and economic crisis, I am pleased to report strong results for Equitable in the fourth quarter of 2020 with assets under management reaching a record $809 billion, benefiting from the resilience of our businesses and the dedication of our employees and advisors. Full year 2020 non-GAAP operating earnings were $2.3 billion, or $4.99 per share, up 5% for the year on a per-share basis. Our fair value risk management approach afforded us a strong, stable capital position throughout 2020, culminating in strong year-end capital ratios supported by $2.9 billion of cash at the Holding Company,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, “Three years ago, we started our journey as a public company and set forth commitments to the end of 2020 on earnings growth, productivity, investment return and balance sheet strength. I’m proud to report that despite the adverse environment, we delivered on all of these commitments, including returning more than $3.1 billion to shareholders since the IPO. With the expected close of our variable annuity reinsurance transaction on track for the second quarter of 2021 and de-risking of our balance sheet, we are well placed for the future and look forward to continuing to provide economically sound and in-demand solutions for our clients.”

Consolidated Results
	Fourth Quarter		Full Year
(in millions, except per share amounts or unless otherwise noted)	2020	2019	2020	2019
Total Assets Under Management (“AUM”, in billions)	$809	$735	$809	$735
Net income (loss) attributable to Holdings	(1,238)	(946)	(648)	(1,764)
Net income (loss) attributable to Holdings per common share	(2.84)	(1.99)	(1.56)	(3.57)
Non-GAAP operating earnings (loss)	748	653	2,302	2,357
Non-GAAP operating earnings (loss) per common share (“EPS”)	1.65	1.37	4.99	4.78
1 Full year 2020 net flows exclude expected low-fee AXA redemptions of $11.8 billion.
2 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.

As of December 31, 2020, total AUM was $809 billion, a year-over-year increase of 10% driven by net inflows and market performance over the prior twelve months.
On a full year basis net income (loss) attributable to Holdings improved by $1.1 billion to $(648) million in 2020, up from $(1,764) million in 2019, primarily driven by non-economic market impacts under U.S. GAAP accounting and an increase in net investment income resulting from the rebalancing of the General Account investment portfolio.
Non-GAAP operating earnings decreased to $2,302 million from $2,357 million in 2019. Excluding notable items3 of $37 million, 2020 non-GAAP operating earnings were $2,265 million or $4.91 per share.
The net loss attributable to Holdings for the fourth quarter of 2020 was $1,238 million compared to $946 million in the fourth quarter of 2019 driven primarily by non-economic market impacts from hedging and non-performance risk under U.S. GAAP accounting.
Non-GAAP operating earnings in the fourth quarter of 2020 improved to $748 million from $653 million in the fourth quarter of 2019. Excluding notable4 items of $110 million, fourth quarter 2020 non-GAAP operating earnings were $638 million or $1.40 per share.
As of December 31, 2020, book value per common share, including accumulated other comprehensive income (“AOCI”), was $32.46. Book value per common share, excluding AOCI, was $23.70.
Business Highlights

•Full year 2020 business segment highlights:
◦Individual Retirement saw strong demand for Structured Capital Strategies (“SCS”) buffered annuity product, evidenced by record sales in the fourth quarter, and retail full year sales up 19% year-over-year.
◦Group Retirement generated full year net flows of $296 million, up 11% year-over-year, marking the eighth consecutive year of positive flows.
◦Investment Management and Research (AllianceBernstein or “AB”)5 reported 10% growth in AUM, supported by $14.96 billion of active net inflows.
◦Protection Solutions reported Gross Written Premiums of $2.9 billion, primarily driven by growth in its Employee Benefits business and a shift to less interest-sensitive accumulation products.
•Capital management program:
◦Returned $1.1 billion to shareholders for 2020 including $175 million in the fourth quarter of 2020. This completed our 2020 capital management program and includes $400 million of share repurchases that were accelerated and began in the fourth quarter of 2019.
◦The Company has executed a $170 million accelerated share repurchase program as part of its 2021 payout to shareholders.
◦On February 17, 2021, the Company declared a quarterly cash dividend of $0.17 per common share payable on March 15, 2021. The Board of Directors also authorized a new $1 billion share repurchase program for 2021.
3 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
4 Ibid
5 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
6 Full year 2020 net flows exclude expected low-fee AXA redemptions of $11.8 billion.

◦As of December 31, 2020, the combined RBC ratio was approximately 410%, above our minimum combined RBC target of 375-400%.
◦The Company reported cash & liquid assets of $2.9 billion at Holdings, which remains above the $500 million minimum liquidity target.
•Strategic initiatives positioning the business for the future:
◦Completed the execution of all targets set at IPO including the following strategic initiatives: $75 million pre-tax productivity gains net of reinvestment and $160 million annualized net investment income through the Company’s general account rebalance with an incremental $80 million in 2020.
◦The Company experienced $40 million in COVID-related expense savings in 2020, a third of which are expected to persist post-2020.
◦Continued focus on capital-light business growth, supported by the close of the VA reinsurance transaction, which remains on track to close in the second quarter of 2021.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q4 2020	Q4 2019
Account value (in billions)	$117.4	$108.9
Segment net flows	(329)	(196)
Operating earnings (loss)	442	392
•Account value increased by 8% primarily driven by equity market performance over the prior twelve months.
•Net flows of $(329) million decreased compared to the fourth quarter of 2019 as anticipated outflows from the older fixed rate living benefits block were partially offset by net inflows from our current product offering of less capital-intensive products.
•Operating earnings increased from $392 million to $442 million versus the prior year quarter, primarily due to higher net investment income from alternatives and fee-type revenue on higher account values. Results also included $73 million of notable items in the current period related to the equity market impact on DAC and higher net investment income.

Group Retirement

(in millions, unless otherwise noted)	Q4 2020	Q4 2019
Account value (in billions)	$42.5	$37.9
Segment net flows	45	19
Operating earnings (loss)	166	109
•Account value increased by 12% driven primarily by equity market performance and net inflows over the prior twelve months.
•Net flows of $45 million increased by $26 million versus the prior year quarter primarily driven by strong renewals and lower surrender rates.
•Operating earnings increased from $109 million to $166 million versus the prior year quarter, primarily due to higher net investment income from alternatives and fee-type revenue on higher account values. Results also included $23 million of notable items in the current period, primarily driven by net investment income.

Investment Management and Research

(in millions, unless otherwise noted)	Q4 2020	Q4 2019
Total AUM (in billions)	$685.9	$622.9
Segment net flows (in billions)	3.2	6.5
Operating earnings (loss)	141	131
•AUM increased by 10% due to market performance and net inflows over the prior twelve months.

•Fourth quarter net flows of $3.2 billion were driven by net inflows in the Institutional channel. Excluding expected low-fee AXA redemptions of $0.7 billion, fourth quarter net flows were $3.9 billion.
•Operating earnings increased from $131 million to $141 million, primarily driven by higher base fees on higher average AUM and lower operating expenses. Results also included $9 million of notable items in the current period due to lower COVID-related expenses.

Protection Solutions

(in millions)	Q4 2020	Q4 2019
Gross written premiums	$748	$790
Annualized premiums	59	70
Operating earnings (loss)	58	129
•Gross written premiums decreased 5% versus the prior year quarter as strong growth in Employee Benefits was offset by declines in Life premiums, reflecting a shift to less interest-sensitive life insurance accumulation products.
•Annualized premiums decreased from $70 million to $59 million versus the prior year quarter primarily driven by lower premiums in the Life business.
•Operating earnings decreased from $129 million to $58 million versus the prior year quarter, primarily due to unfavorable mortality experience and PFBL reserve accrual, as well as lower premiums. Results also included $7 million of notable items in the current period due to unfavorable COVID-related mortality and a PFBL reserve reactivity.

Corporate and Other
Operating loss of $59 million in the fourth quarter compared to operating loss of $108 million in the prior year quarter, primarily driven by lower operating expenses, lower interest credited and revenue growth in our broker-dealer business. Results also included $(2) million of notable items in the current period primarily due to net investment income.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.

Impact of notable items by segment and Corporate & Other:

	Three Months Ended December 31, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019

Non-GAAP Operating Earnings	$748	$2,302	$2,357
Post Tax Adjustments related to Notable Items:
Individual Retirement	(73)	(86)	(26)
Group Retirement	(23)	(23)	(18)
AllianceBernstein	(9)	(24)	-
Protection Solutions	(7)	57	(137)
Corporate & Other	2	7	15
Subtotal	(110)	(68)	(166)
Impact of Actuarial Assumption Update	0	31	(60)

Non-GAAP Operating Earnings, less Notable Items	$638	$2,265	$2,131

Impact of notable items by category:

	Three Months Ended December 31, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019

Non-GAAP Operating Earnings	$748	$2,302	$2,357
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	(74)	(77)	(102)
Mortality	47	94	(51)
Expenses	(24)	(79)	31
Net Investment Income	(41)	46	(40)
Subtotal	(91)	(16)	(162)
Post-tax impact of Notable Items	(110)	(68)	(166)
Impact of Actuarial Assumption Update	0	31	(60)

Non-GAAP Operating Earnings, less Notable Items	$638	$2,265	$2,131
Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET February 24, 2021 to discuss its full year and fourth quarter 2020 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Full Year and Fourth Quarter 2020 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,000 employees and financial professionals, $809 billion in assets under management (as of 12/31/2020) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Jessica Baehr
(212) 314-2476
IR@equitable.com

Media Relations
Matt Asensio
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of COVID-19 and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, and catastrophic events, such as outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our common stock and (x) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ Annual Report on Form 10-K for the year ended  December 31, 2020, when filed, and in Holdings’ subsequent filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP operating earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
Non-GAAP operating earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments related to extraordinary economic conditions or events such as COVID-19; and (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, separation costs and impacts related to COVID-19; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.

Because Non-GAAP operating earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP operating earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the year ended December 31, 2020 and 2019:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net income (loss) attributable to Holdings	$(1,238)	$(946)	$(648)	$(1,764)
Adjustments related to:
Variable annuity product features (1) (2)	3,439	1,696	3,912	4,863
Investment (gains) losses	(554)	103	(744)	(73)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	23	27	109	99
Other adjustments (2) (3)	116	195	952	395
Income tax expense (benefit) related to above adjustments (4)	(635)	(412)	(888)	(1,097)
Non-recurring tax items	(403)	(10)	(391)	(66)
Non-GAAP Operating Earnings	$748	$653	$2,302	$2,357

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(1)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $1.5 billion and other COVID-19 related impacts of $35 million for the year ended December 31, 2020.
(2)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $1.0 billion and other COVID-19 related impacts of $86 million for the year ended December 31, 2020.
(3)Includes separation costs of $108 million and $222 million for the year ended December 31, 2020 and 2019, respectively.
(4)Includes income taxes of $(554) million for the above related COVID-19 items for the year ended December 31, 2020.
Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the year ended December 31, 2020 and 2019.

	Three Months Ended December 31,		Year Ended December 31,
(per share amounts)	2020	2019	2020	2019
Net income (loss) attributable to Holdings (1)	$(2.80)	$(1.99)	$(1.44)	$(3.57)
Less: Preferred stock dividend	0.04	—	0.12	—
Net Income (loss) available to common shareholders	(2.84)	(1.99)	(1.56)	(3.57)
Adjustments related to:
Variable annuity product features (2)	7.77	3.57	8.68	9.85
Investment (gains) losses	(1.25)	0.22	(1.65)	(0.15)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.06	0.24	0.20
Other adjustments (3) (4)	0.26	0.40	2.12	0.80
Income tax expense (benefit) related to above adjustments (5)	(1.43)	(0.87)	(1.97)	(2.22)
Non-recurring tax items	(0.91)	(0.02)	(0.87)	(0.13)
Non-GAAP Operating Earnings (5)	$1.65	$1.37	$4.99	$4.78

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(1)Due to reporting a net loss for the three months and year ended December 31, 2020 and 2019, basic shares was used in the diluted earnings per common share calculation as the use of diluted shares would have resulted in a lower loss per share.
(2)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $3.26 and other COVID-19 related impacts of $0.08 for the year ended December 31, 2020.
(3)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $2.33 and other COVID-19 related impacts of $0.19 for the year ended December 31, 2020.
(4)Includes separation costs of $0.24 and $0.45 for the year ended December 31, 2020 and 2019, respectively.
(5)Includes income taxes of $(1.23) for the above related COVID-19 items for the year ended December 31, 2020.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to Total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	December 31, 2020	December 31, 2019
Book value per common share	$32.46	$27.35
Per share impact of AOCI	(8.76)	(1.82)
Book Value per common share, excluding AOCI	$23.70	$25.53

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)

AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions)
REVENUES
Policy charges and fee income	$948	$931	$3,735	$3,778
Premiums	243	300	997	1,147
Net derivative gains (losses)	(3,612)	(1,689)	(1,722)	(4,012)
Net investment income (loss)	947	884	3,477	3,699
Investment gains (losses), net:
Credit losses on Available for Sale debt securities and loans	(11)	—	(58)	—
Other investment gains (losses), net	565	(103)	802	73
Total investment gains (losses), net	554	(103)	744	73
Investment management and service fees	1,294	1,208	4,608	4,380
Other income	142	145	576	554
Total revenues	516	1,676	12,415	9,619
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	780	834	5,326	4,385
Interest credited to policyholders’ account balances	292	319	1,222	1,263
Compensation and benefits	598	558	2,096	2,081
Commissions and distribution-related payments	369	337	1,351	1,242
Interest expense	48	54	200	221
Amortization of deferred policy acquisition costs	58	108	1,613	597
Other operating costs and expenses	392	575	1,700	1,890
Total benefits and other deductions	2,537	2,785	13,508	11,679
Income (loss) from continuing operations, before income taxes	(2,021)	(1,109)	(1,093)	(2,060)
Income tax (expense) benefit	885	259	744	593
Net income (loss)	(1,136)	(850)	(349)	(1,467)
Less: Net income (loss) attributable to the noncontrolling interest	102	96	299	297
Net income (loss) attributable to Holdings	(1,238)	(946)	(648)	(1,764)
Less: Preferred stock dividends	19	—	53	—
Net income (loss) available to Holdings’ common shareholders	$(1,257)	$(946)	$(701)	$(1,764)

Earnings Per Common Share

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions, except per share data)
Earnings per common share
Basic	$(2.84)	$(1.99)	$(1.56)	$(3.57)
Diluted	$(2.84)	$(1.99)	$(1.56)	$(3.57)
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	442.8	474.9	450.4	493.6
Weighted average common stock outstanding for diluted earnings per common share (1)	442.8	474.9	450.4	493.6

(1)Due to net loss for the three months and year ended December 31, 2020 and 2019 approximately 1.6 million, 1.7 million 1.6 million and 0.8 million more shares, respectively, were excluded from the diluted earnings per common share calculation than would have been excluded as being anti-dilutive under the treasury stock method.

Results of Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$442	$392	$1,536	$1,598
Group Retirement	166	109	491	390
Investment Management and Research	141	131	432	381
Protection Solutions	58	129	146	336
Corporate and Other	(59)	(108)	(303)	(348)
Non-GAAP Operating Earnings	$748	$653	$2,302	$2,357

Select Balance Sheet Statistics

	December 31, 2020	December 31, 2019
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$115,266	$97,745
Separate Accounts assets	135,950	126,910
Total assets	275,397	249,818

LIABILITIES
Short-term and long-term debt	$4,115	$4,111
Future policy benefits and other policyholders' liabilities	39,881	34,635
Policyholders’ account balances	66,820	58,879
Total liabilities	258,077	234,406

EQUITY
Preferred stock	1,269	775
Accumulated other comprehensive income (loss)	3,863	844
Total equity attributable to Holdings	$15,576	$13,456
Total equity attributable to Holdings' common shareholders (ex. AOCI)	10,444	11,837

Assets Under Management (Unaudited)

	December 31, 2020	December 31, 2019
	(in billions)
Assets Under Management
AB AUM	$685.9	$622.9
Exclusion for General Account and other Affiliated Accounts	(87.6)	(74.4)
Exclusion for Separate Accounts	(40.5)	(38.5)
AB third party	$557.8	$509.9

Total company AUM
AB third party	$557.8	$509.9
General Account and Other (1)	115.3	97.7
Separate Accounts (2)	136.0	126.9
Total AUM	$809.0	$734.6

_______________
(1)“General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2)“Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.